EXHIBIT 1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT

Between

MECHANICAL TECHNOLOGY INCORPORATED

And

PERSEUS CAPITAL, L.L.C.

For the purchase of 4,410,797 shares of

BEACON POWER CORPORATION

December 30, 2002

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of December 30, 2002, between Mechanical Technology Incorporated, a New York corporation (the “Company”) and Perseus Capital, L.L.C. (the “Purchaser”).

     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to sell 4,410,797 shares of Beacon Power Corporation (“Beacon”) $0.01 par value common stock (the “Shares”) to Purchaser and Purchaser desires to purchase the Shares from the Company.

     NOW THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter, the Company and the Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SECURITIES

     1.1  Purchase and Sale. Subject to the terms and conditions set forth herein, the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company the Shares. The aggregate purchase price of the Shares shall be Three Hundred and Ten Thousand Dollars ($310,000). The closing of the purchase and sale of the Shares shall take place by facsimile and overnight courier, immediately following the execution hereof (“Closing”). At the Closing:

          a. Each of the Company and Purchaser shall execute this Agreement by facsimile, which shall constitute valid execution of this Agreement.

          b. The Purchaser shall wire transfer Three Hundred Ten Thousand Dollars ($310, 000) in cash to the Company as follows: ABA number              , Key Bank, N.A. Operating Account Number            , with payment detail “Perseus to MTI”.

          c. The Company shall deliver to Purchaser certificates representing the Shares, and an executed stock power to transfer the shares, via Federal Express. Attached, as Exhibit A, is a table of the share certificates and the number of shares that shall be transferred to Purchaser.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

     2.1   Representations, Warranties and Agreements of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

            a. Authorization; Enforcement. The Company is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with the requisite power and authority, corporate or otherwise, to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The sale by the Company of the Shares hereunder has been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

            b. Delivery of Title: The Company is the holder of record and the sole beneficial owner of the Shares and the Company is assigning, transferring and delivering the Shares to Purchaser free and clear of all claims, liens, options, charges, agreements, encumbrances and security interests.

            c. Broker’s Fees. No fees or commissions or similar payments with respect to the transactions contemplated by this Agreement have been paid or will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank.

            d. No Violations or Breaches. Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law or of the Certificate of Incorporation or By-laws of the Company, or of any of its subsidiaries, and, will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a material default under, or result in the creation or imposition of any material lien, charge or encumbrance upon, any of the properties or assets of the Company, or of any of its subsidiaries, pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Company, or any of its subsidiaries..

            e. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Shares or the Company’s right to transfer the Shares.

     2.2   Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

            a. Organization; Authority. The Purchaser is a Limited Liability Company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with the requisite power and authority, corporate or otherwise, to enter into and to

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CUSIP No. 073677 10 6	SCHEDULE 13D

consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The purchase by the Purchaser of the Shares has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

             b. Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a present view to or for distributing or reselling the Shares or any part thereof or interest therein in violation of the Securities Act of 1933, as amended, or other applicable securities laws or regulations; provided, however, that by making the representations herein, the Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with the Securities Act of 1933, as amended, or other applicable securities laws or regulations.

             c. Purchaser Status. At the time the Purchaser was offered the Shares (i) it was an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended; and (ii) the Purchaser, either alone or together with its representatives, had and will have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares.

             d. Broker’s Fees. No fees or commissions or similar payments with respect to the transactions contemplated by this Agreement have been paid or will be payable by the Purchaser to any broker, financial advisor, finder, investment banker, or bank. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section.

ARTICLE III

MISCELLANEOUS

     3.1   Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

     3.2   Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received by 7:00 p.m. EST where such notice is received) or the first business day following such delivery (if received after 7:00 p.m. EST where such notice is received); or (iii) one business day after deposit with a nationally recognized

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CUSIP No. 073677 10 6	SCHEDULE 13D

overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company: Mechanical Technology Incorporated 431 New Karner Road Albany, NY 12205 Telephone: (518) 533-2200 Facsimile: (518) 533-2201 Attention: President

If to Purchaser: Perseus Capital, L.L.C. 2099 Pennsylvania Avenue, N.W., 9th Floor Washington, D.C. 20006 Tel. (202) 452-0101 Fax (202) 429-0588 Attention: Kenneth M. Socha

Each party shall provide written notice to the other party of any change in address or facsimile number in accordance with the provisions hereof.

     3.3   No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by any other person.

     3.4   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

     3.5   Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

     3.6   Survival of Representations and Warranties: The representations and warranties of each of the Company and the Purchaser made in this Agreement shall survive the Closing for a period of twelve months, except for the representations and warranties of the Company set forth in Section 2.1(a) and (b) which shall survive indefinitely.

     3.7   Material Information Acknowledgement. The Company hereby acknowledges and agrees that (i) immediately prior to this transaction each of the Company and the Purchaser is a substantial stockholder of Beacon; (ii) the Purchaser has one or more representatives serving on

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CUSIP No. 073677 10 6	SCHEDULE 13D

the Board of Directors of Beacon; and (iii) the Purchaser may have had access to and knowledge of material nonpublic information regarding Beacon, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans, prospects, and proposals. The Company further acknowledges and agrees that in deciding to sell the Shares to the Purchaser it took into account the facts set forth in the immediately preceding sentence and fully factored such matters into the price and terms it is willing to accept in payment for the Shares. In deciding to sell the Shares to the Purchaser and in consummating such sale, the Company acknowledges that the Purchaser (including its affiliates) may have knowledge of material nonpublic information, and is not relying upon any obligation or duty of the Purchaser or any of its affiliates to disclose to the Company any material nonpublic information of which it may have knowledge or any analysis or opinions derived therefrom. To the maximum extent permitted by applicable law, the Company (on its own behalf and on behalf of its affiliates) hereby waives and releases any claims, causes of action or other rights that it may have or may in the future have against the Purchaser or any of its affiliates arising out of the fact that the Purchaser or any of its affiliates has access to or knowledge of any material nonpublic information regarding any of the matters described above, or the failure of the Purchaser or any of its affiliates to disclose any such information or any analyses or opinions derived therefrom to the Company in connection with the sale of the Shares by the Company to the Purchaser. The Company hereby represents and warrants to the Purchaser that the Company is a sophisticated investor, that it has consulted with experienced legal counsel in connection with the execution and delivery of this Agreement and in connection with its decision to sell the Shares to the Purchaser on the terms set forth herein, and that it has made a fully informed business and investment decision in executing and delivering this Agreement and in making such sale.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

MECHANICAL TECHNOLOGY INCORPORATED

By: /s/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer Title: VP and Chief Financial Officer

PERSEUS CAPITAL, L.L.C.

By: /s/ KENNETH M. SOCHA Name: Kenneth M. Socha Title: Senior Managing Director

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